Exhibit 99.1

PSB HOLDINGS, INC.

40 Main Street

Putnam, CT 06260

For Immediate Release

CONTACT: Robert J. Halloran, Jr., President and Chief Financial Officer

(860) 928-6501

PSB Holdings, Inc. Reports Earnings

For the Three Months Ended September 30, 2006

PUTNAM, CT, October 19, 2006 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Savings Bank, reported net income of $507,000 or $.08 per basic share and $.07 per diluted share for the three months ended September 30, 2006 versus net income of $612,000 or $.09 per basic share and $.09 per diluted share for the three months ended September 30, 2005.

Asset Growth

At September 30, 2006, total assets were $469.6 million, a decrease of $4.9 million, or 1.0% from June 30, 2006 and an increase of $122.2 million, or 35.2% from September 30, 2005. This growth in assets since September 30, 2005 reflected an increase of $39.0 million, or 22.6%, in total loans to $211.5 million at September 30, 2006 from $172.5 million at September 30, 2005 and an increase of $75.2 million, or 48.8%, in investment securities to $229.2 million at September 30, 2006 from $154.0 million at September 30, 2005. Borrowed funds increased by $54.1 million, or 89.4%, to $114.6 million at September 30, 2006 from $60.5 million at September 30, 2005. Total deposits increased by $69.0 million, or 29.7%, to $301.1 million at September 30, 2006 from $232.1 million at September 30, 2005. This increase was primarily due to the branch acquisitions that were completed during the course of the fiscal year which resulted in $60.6 million in new deposits. This growth in deposits was also related to an increase of $17.1 million, or 125.4% in brokered deposits to $30.7 million as of September 30, 2006 as compared to $13.6 million as of September 30, 2005. Two of the newly-acquired branches are located in Griswold and Gales Ferry, Connecticut. The third office, located in Plainfield, Connecticut, was consolidated into our nearby existing branch in Plainfield during March 2006.

The growth in total loans compared to last year was primarily due to an increase in commercial loans of $15.6 million, or 45.1%, and an increase in residential loans of $23.0 million, or 16.8%. The provision for loan loss was $85,000 for the three months ended September 30, 2006 as compared to $20,000 for the three months ended September 30, 2005.

“We continue to enjoy strong performances from both our retail and commercial lending departments,” said President Robert J. Halloran, Jr. “Our retail lending department holds the enviable position of number one mortgage lender in Windham County (as rated by the Commercial Record) for the second quarter in a row. We are also beginning to see measurable results from our intensified marketing efforts in our new southeastern Connecticut market, and fully expect to be a recognized mortgage lender in that area as well. Our commercial lending group has made tremendous headway in that region and they have already provided financing for a number of sizeable projects.”

Net Interest Income

Net interest income for the three months ended September 30, 2006 was $2.7 million, an increase of $223,000 or 9.1% over the three months ended September 30, 2005. This increase was primarily due to the growth in average interest-earning assets of $122.1 million or 37.3% to $449.6 million for the three months ended September 30, 2006 from $327.5 million for the three months ended September 30, 2005. The yield on average interest-earning assets increased 52 basis points to 5.56% for the three months ended September 30, 2006 as compared to 5.04% for the three months ended September 30, 2005. Average interest-bearing liabilities increased by $120.9 million or 46.0% to $383.4 million for the three months ended September 30, 2006 from $262.5 million for the three months ended September 30, 2005. The cost of average interest-bearing liabilities increased 116 basis points to 3.76% for the three months ended September 30, 2006 as compared to 2.60% for the three months ended September 30, 2005. The net interest margin for the three months ended September 30, 2006 was 2.35% as compared to 2.96% for the three months ended September 30, 2005.

Provision for Loan Loss

The provision for loan loss for the three months ended September 30, 2006 was $85,000, an increase of $65,000 or 325.0% over the three months ended September 30, 2005. This was primarily due to an increase of $39.0 million in loans outstanding to $211.5 million as of September 30, 2006 compared to $172.5 million as of September 30, 2005.

Noninterest Income and Expense

Noninterest income for the three months ended September 30, 2006 was $703,000, an increase of $195,000 or 38.4% from the three months ended September 30, 2005. This increase was primarily due to a $297,000 increase in service fee income, and an increase of $12,000 in commissions from brokerage services during the three months ended September 30, 2006. This was partially offset by a decrease of $120,000 in gains on sales of securities. Noninterest expense for the three months ended September 30, 2006 was $2.7 million, an increase of $613,000 or 29.4% over the three months ended September 30, 2005. This increase was primarily due to an increase in salaries and benefits of $287,000, an increase in occupancy expense of $97,000, and an increase in other expenses of $229,000. A portion of these increases in noninterest expense was attributable to the operations of the new branches, acquired in October 2005, which added to overall operating expenses.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven offices located in eastern Connecticut. Putnam Savings Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.’s common stock trades on the Nasdaq Global Market under the symbol PSBH. Investor information is available on Putnam Savings Bank’s web site at www.putnamsavings.com.

Statements contained in this news release which are not historical facts, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.

Statistical Summary

(Unaudited)

(dollars in thousands)

	As of September 30, 2006	As of June 30, 2006	As of September 30, 2005
Assets
Cash and due from banks	$7,052	$6,695	$9,945
Federal funds sold	3,805	1,500	—

Total Cash and cash equivalents	10,857	8,195	9,945
Investment securities, at fair value	229,210	245,107	154,060
Loans	211,527	202,053	172,545
Less: Allowance for loan loss	(1,647)	(1,582)	(1,466)

Net Loans	209,880	200,471	171,079
Premises and equipment	4,424	4,504	4,547
Bank owned life insurance	2,383	2,360	2,292
Core deposit intangible	1,287	1,353	—
Goodwill	6,912	6,912	—
Costs for branch acquisition	—	—	1,966
Other assets	4,601	5,515	3,447

Total Assets	$469,554	$474,417	$347,336

Liabilities and Stockholders’ Equity
Deposits	$301,119	$296,965	$232,080
Borrowed funds	114,634	124,593	60,535
Mortgagors’ escrow accounts	635	1,130	550
Other liabilities	2,458	2,817	1,461

Total Liabilities	418,846	425,505	294,626
Total Stockholders’ Equity	50,708	48,912	52,710

Total Liabilities and Stockholders’ Equity	$469,554	$474,417	$347,336

	Three Months Ended September 30,
	2006	2005
Income Statement
Interest and dividend income	$6,295	$4,164
Interest expense	3,630	1,722

Net interest and dividend income	2,665	2,442
Provision for loan losses	85	20

Net Interest income after provision for loan loss	2,580	2,422
Non-interest income	703	508
Non-interest expense	2,698	2,085

Income before taxes	585	845
Provision for taxes	78	233

Net Income	$507	$612

	At or for the three months September 30,
Financial condition data:	2006	2005
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$449,560	$327,451
Average interest-bearing liabilities	$383,378	$262,509
Average interest-earning assets to average interest-bearing liabilities	117.26%	124.74%
Non-performing loans	$1,447	$108
Non-performing loans to total loans	0.68%	0.06%
Allowance for loan losses	$1,647	$1,582
Allowance for loan losses to total loans	0.78%	0.92%
Shareholders’ equity to assets	10.80%	15.18%

Selected operating data:
Return on average assets	0.42%	0.71%
Return on average equity (1)	3.87%	4.59%
Net interest rate spread	1.80%	2.44%
Net interest margin (2)	2.35%	2.96%
Efficiency ratio (3)	78.16%	73.67%

(1)	Net income divided by average equity capital excluding average unrealized gains or losses on available-for-sale securities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Noninterest expense less intangible asset amortization expense divided by net interest income before provision for loan losses plus noninterest income, less gain (loss) on sale of other real estate owned, less gain (loss) on sale of investments, less gain (loss) on sale of fixed assets.

Per share data:
Earnings per share:
Basic	$0.08	$0.09
Diluted	$0.07	$0.09
Book value per share	$7.45	$7.59
Market price per share:
High for the period	$11.20	$10.99
Low for the period	$10.40	$10.05
Close at end of period	$10.83	$10.50
Cash dividends declared per share	$0.06	$0.05

Weighted-average common shares outstanding:
Basic	6,690,657	6,943,125
Diluted	6,810,095	6,943,125